Exhibit 23.01

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Heidrick & Struggles International, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-147476, No. 333-130143, No. 333-82424, No. 333-58118, No. 333-32544, No. 333-73443, and No. 333-181712) on Form S-8 of Heidrick & Struggles International, Inc. of our report dated March 11, 2015, with respect to the consolidated balance sheets of Heidrick & Struggles International, Inc. and subsidiaries (the Company) as of December 31, 2014 and 2013, and the related consolidated statements of comprehensive income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2014, and the effectiveness of internal control over financial reporting as of December 31, 2014 which report appears in the December 31, 2014 annual report on Form 10-K of Heidrick & Struggles International, Inc.

/s/ KPMG LLP

Chicago, Illinois

March 11, 2015